Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 11th day of January, 2016 (the “Effective Time”), by and between SPIRE CORPORATION, a Massachusetts corporation (“Seller”), and ETERNAL SUN USA, LLC, a Massachusetts limited liability company or its assignee (“Buyer”).

WITNESSETH

WHEREAS, Seller is a global technology and equipment supplier to the photovoltaic (PV) industry; and

WHEREAS, subject to the terms and conditions set forth in this asset purchase agreement (the “Agreement”), the parties have reached an understanding with respect to the sale by Seller and the purchase by Buyer of substantially all of the assets related to the Seller’s Sun Simulator technology (the “Product Line”), all of the foregoing as more particularly set forth herein.

NOW THEREFORE, the parties agree as follows:

1.     Assets Conveyed. On the date hereof, Seller hereby sells, transfers, conveys and assigns to Buyer, and Buyer hereby purchases from Seller and assumes, for the consideration hereinafter set forth, all of Seller’s right, title and interest in and to the following (collectively, the “Seller Assets”), in each case to the extent pertaining to the Product Line:

(a)     the inventory and work-in-process set forth on Schedule 1(a) hereto;

(b)     the patents, copyrights and tradenames, and other intellectual property set forth on Schedule 1(b) hereto (the “Intellectual Property”);

(c)     the equipment set forth on Schedule 1(c) hereto and software related thereto;

(d)     all engineering drawings, manufacturing SOPs and manufacturing information;

(e)     approved vendor lists, customer lists, customer service information, sales channel information and distributor information;

(f)     marketing materials;

(g)     the Purchase Orders (as defined in Section 3 below);

(h)     the Contracts (as defined in Section 4(n) below) and the Customer Contracts (as defined in Section 3 below); and

(i)     All telephone numbers, email addresses, fax numbers, domain names and social media accounts of Seller.

Except for the items specifically described in this Section 1, in Section 3 hereof or in the referenced schedules and exhibits to this Agreement, including without limitation the Bill of Sale and Assignment and Assumption Agreement and the Intellectual Property Assignment and Assumption Agreement (each as defined herein), all other assets, obligations, liabilities, rights and properties of the Seller are retained by the Seller and any liabilities or obligations in connection therewith remain the sole responsibility of Seller including, but not limited to: cash; accounts receivable accruing prior to the Closing Date (as defined in Section 9(a) below); obligations for or in connection with any customer deposits not listed on Schedule 3(a) hereto; books of account or other records having to do with the corporate organization of Seller; any vacation, sick pay, paid time off, pension benefits or contributions to pension plans made by Seller or to be made by Seller prior to the Closing Date and similar employee benefit obligations owed to Seller’s employees as of the Closing Date, including without limitation, any and all claims made by employees to the U.S. Department of Labor (the “DOL”) regarding the Seller’s failure to pay health plan related costs and similar costs and any claims made by the DOL against the Seller on behalf of Seller’s employees, any severance obligations to those employees of Seller not hired by Buyer at the Closing (as defined in Section 9(a) below); all insurance policies of Seller and all rights to applicable claims and proceeds thereunder; any tax assets (including duty and tax refunds and prepayments) of Seller or any of its affiliates; all assets, properties and rights used by Seller in its businesses other than the Product Line; and the rights which accrue to Seller under this Agreement (together, the “Retained Assets and Liabilities”).

2.     Purchase Price and Payment.

(a)     The purchase price for the Seller Assets (the “Purchase Price”) is One Million Five Hundred Thousand Dollars ($1,500,000.00) plus the assumed liabilities set forth in Section 3 hereof, consisting of and payable to the Seller as follows:

(i)     a One Hundred Thousand Dollar ($100,000.00) non-refundable deposit (the “Deposit”) previously paid by Buyer to Seller and Seller hereby acknowledges the receipt thereof; and

(ii)     the remaining amount of One Million Four Hundred Thousand Dollars ($1,400,000.00) paid in immediately available funds to Seller’s Account.

(b)     Attached as Schedule 2(b) is a schedule allocating the Purchase Price, prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file Form 8594 with the Internal Revenue Service consistent with such allocation and agree not to amend such Form 8594 except upon mutual written consent of the parties.

3.     Assumed Liabilities. Seller hereby assigns to Buyer, and Buyer hereby assumes, all obligations of Seller arising from and after the date hereof under (i) the customer contracts listed on Schedule 3(a) (the “Customer Contracts”) and all obligations relating to customer deposits made in connection therewith and limited to only such customer deposits listed on Schedule 3(a), (ii) the Contracts listed on Schedule 4(n), and (iii) the purchase orders, if any, listed on Schedule 3(b) (the “Purchase Orders”) then outstanding (the assumed liabilities described in the foregoing clauses (i), (ii) and (iii) being the “Assumed Liabilities”) in accordance with the bill of sale and assignment and assumption agreement to be executed by Seller and Buyer contemporaneously herewith in the form of Exhibit A hereto (the “Bill of Sale and Assignment and Assumption Agreement”) and such other documentation as may be required by any other parties to any of the Customer Contracts and Purchase Orders. The Assumed Liabilities specifically exclude the Retained Assets and Liabilities.

4.     Seller Warranties and Representations. The Seller hereby represents and warrants to Buyer as follows:

(a)     The Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of The Commonwealth of Massachusetts and is qualified to do business in those jurisdictions in which the failure to be so qualified could result a material adverse effect on the Product Line or the Seller Assets.

(b)     This Agreement and all other agreements, documents and instruments executed and delivered by the Seller pursuant hereto are the valid and binding obligations of the Seller, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws and for the availability of injunctive relief and other equitable remedies. The Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and such other agreements, documents and instruments and the transactions contemplated hereby. In approving the transactions contemplated by this Agreement, the Seller’s Board of Directors (the “Board”) made a factual determination that the transactions contemplated by this Agreement do not constitute a sale of all or substantially all the assets of Seller, and in connection with such approval, the Board received and is relying upon a fairness opinion from its advisor, Mirus Securities, Inc. (“Mirus”) stating, among other things, that as of the date of its opinion, the consideration to Seller hereunder is fair, from a financial point of view, to the Seller’s shareholders (other than shareholders who are, or in the twelve months prior to the date of its opinion, officers, directors or employees of Seller).

(c)     The Seller has in full force and effect all necessary governmental permits, consents, and approvals in order to operate the Product Line (“Permits”). The conduct of the Product Line business by Seller and any payments made as a regular part of Seller’s business activities do not violate any Federal, state or local law or regulation that would result in a material adverse effect on the Product Line. The Seller has not received any notice, nor is the Seller aware, of any charges or proceedings pending or threatened, with regard to any Permit.

(d)     The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller do not (i) violate any law, statute, rule, regulation, order, writ, injunction, decree of any court, or any other legal requirement applicable to the Seller or any of the property or assets of the Seller, (ii) conflict with or violate any provision of the Seller’s articles of organization or by-laws, or any other corporate restriction to which the Seller is subject, (iii) violate or result in the breach, default, termination, acceleration, or permit the acceleration or termination of, any note, bond, mortgage, indenture, license, or other material agreement or other instrument, obligation, or undertaking of any nature whatsoever, oral or written, to which the Seller is a party or by which the Seller is bound, or (iv) result in the creation of or imposition of any Lien (as defined below) against any Seller Assets, except,(A) in the case of the immediately preceding clauses (i) and (iii), where such violation, breach, default, termination or acceleration would not, individually or in the aggregate, reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated by this Agreement and (B) in the case of the immediately preceding clause (iii), as disclosed on Schedule 3(a).

(e)     The Seller is the lawful owner of, or, as the case may be, has a valid license to or leasehold interest in the Seller Assets, including the Intellectual Property. Except as set forth on Schedule 4(e), the Seller transfers, and hereby transfers on behalf of any of its affiliates, to the Buyer all of Seller’s right, title and interest in and to the Seller Assets, free and clear of all liens claims, pledges, security interests or other encumbrances of every kind, nature and description (collectively referred to as “Liens”).

(f)     Seller owns and possesses, or has the right to use pursuant to a valid, binding, and enforceable written license, sublicense, agreement, or permission, all the Intellectual Property. Each such item of Intellectual Property will be owned or available for use by Buyer on substantially identical terms and conditions immediately following the Closing as those items were available for use by Seller at the Effective Time. Except as set forth on Schedule 4(f), no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s knowledge, threatened that challenges the legality, validity, or enforceability of any item of such Intellectual Property and Seller has not granted any sublicense or similar right with respect to any such Intellectual Property. Except as set forth on Schedule 4(f), there are no Liens on the Intellectual Property. To Seller’s knowledge, it has not interfered with, infringed upon, misappropriated, or violated any rights in any Intellectual Property of any other Person, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any rights in any intellectual property of any Person). For purposes hereof, “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity.

(g)     Except as set forth on Schedule 3(a) and Schedule 3(b), no consent of any person for the assignment and transfer of any Customer Contracts and Purchase Orders from the Seller to Buyer is required. Except as disclosed on Schedule 3(a), Seller has no agreement with any customer, whether oral or written, respecting the Customer Contracts which is not expressly provided in the Customer Contracts. With respect to the Customer Contracts, there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

(h)     To the knowledge of the Seller, there are not pending any disputes, controversies, grievances, disturbances, strikes, strike threats, or similar problems with any employees or employee unions.

(i)     The Seller, until the date hereof, had insurance coverage on the Seller Assets to fully protect, indemnify and reimburse it for, from and against all loss or damage arising from fire, theft or other casualties, liability for injury to or death of any person, and for damage to any property, and in general such other insurance as may be usual or customary in Seller’s business (the “Insurance Policies”). Except as disclosed on Schedule 4(i), all Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due, and no notice of cancellation, non-renewal or termination has been received with respect to any such Insurance Policy. The insurance maintained by the Seller in connection with the Seller Assets is in accordance with applicable governmental regulations.

(j)     Except as set forth on Schedule 4(j), there is no suit, action, or legal, administrative, arbitration or other proceedings of any nature pending, or to the knowledge of the Seller, threatened against the Seller, or any of its officers, directors, employees which affects in any material respect the Seller Assets, which may reasonably be expected to materially and adversely affect the legality or validity of this Agreement, or the transactions contemplated hereby, or which may reasonably be expected to materially and adversely affect the enjoyment, use or value of any of the foregoing by Buyer, and there is not any factual basis known to the Seller for any such suit, action or proceeding which shall not have been disclosed to Buyer. There is no outstanding judgment or outstanding order, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration) against the Seller, or any of its properties (including, but not limited to, the Seller Assets).

(k)     Except as set forth on Schedule 4(k), the Seller has filed and will file with the appropriate governmental agencies all tax returns required to be filed by it, and has paid, or will pay, all taxes which have, or may become due, pursuant to said returns or pursuant to any assessment received by the Seller for all periods prior to the date hereof. When and where required by applicable law, the Seller has duly, accurately and properly filed in accordance with such applicable law all necessary Federal, state, local and other tax returns and tax reports which it is required to file with all governmental authorities for all periods to and including the date hereof. There are no pending claims for unpaid taxes being asserted against the Seller by any governmental authority, and there is no basis for any such claim, nor are there any Liens for taxes upon the Seller Assets other than Liens for taxes not yet due and payable.

(l)     Except as set forth on Schedule 4(l), Seller has not received any written or oral notice of any violation of any applicable labor, ERISA or environmental law, rule or regulation relating to the Seller Assets. The Seller is in material compliance with all applicable laws respecting employment, employment practices and terms and conditions of employment.

(m)     All of the Seller Assets are in good working order, normal wear and tear excluded.

(n)     Schedule 4(n) lists all contracts (the “Contracts”) to which the Seller is a party that relate in any way to the Seller Assets or by which any of the Seller Assets is bound, other than Customer Contracts and Purchase Orders.

(o)     The Seller has provided Buyer with true and complete copies of all Contracts, Customer Contracts and Purchase Orders.

(p)     The Seller has not employed any finder or broker other than Mirus Securities, Inc. (“Mirus”) in connection with the transactions covered by this Agreement, and that other than any fees or disbursements owed to Mirus in connection with the transactions covered by this Agreement, it is not obligated to pay any finder’s or broker’s fee or any other commission or similar compensation in connection with the transactions covered by this Agreement as a result of its communications with any such purported broker or finder.

(q)     Seller has complied in all respects and, other than currently outstanding warranty claims, has resolved any and all warranty claims (the “Warranty Claims”) existing on or prior to the date hereof from and by customers with respect to the Seller Assets.

5.     Buyer’s Warranties and Representations. Buyer represents and warrants to the Seller as follows:

(a)     Buyer is a limited liability company organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite power to own its property and to carry on its business as presently conducted and Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)     This Agreement and all other agreements, documents and instruments executed and delivered by Buyer pursuant hereto are the valid and binding obligation of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws and for the availability of injunctive relief and other equitable remedies. The execution, delivery and performance of this Agreement and such other agreements, documents and instruments and the transactions contemplated hereby, have been duly and validly authorized and approved by all requisite corporate action on the part of Buyer.

(c)     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer do not (i) conflict with or violate any provisions of the Buyer’s governing documents, or any other corporate restriction to which the Buyer is subject, (ii) violate or result in the breach, default or termination of any contract, lease, indenture, agreement, order, judgment or decree to which Buyer is a party or by which it is bound and (iii) violate or constitute a default under any law, statute, rule, regulation, order, writ, injunction, decree of any court, or any other legal requirement applicable to Buyer; except, in the case of the immediately preceding clauses (ii) and (iii), where such violation, breach, default, termination or acceleration would not, individually or in the aggregate, reasonably be expected to materially impair the Buyer’s ability to consummate the transactions contemplated by this Agreement.

(d)     There is no suit, action or legal, administrative, arbitration or other proceedings of any nature pending, or to the knowledge of Buyer threatened, against Buyer, or any of its affiliates, which may reasonably be expected to materially and adversely affect the legality or validity of this Agreement, or the transactions contemplated hereby, and there is not any factual basis known to Buyer for any such suit, action or proceeding.

(e)     Buyer has not employed any finder or broker in connection with the transactions covered by this Agreement, and is not obligated to pay any finder’s or broker’s fee or any other commission or similar compensation in connection with the transactions covered by this Agreement as a result of its communications with any such purported broker or finder.

(f)     Buyer has conducted its own independent investigation, review and analysis of the Product Line and the Seller Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement, and (ii) neither Seller nor any other person has made any representation or warranty as to Seller, the Product Line, the Seller Assets or this Agreement, except as expressly set forth in Section 4 of this Agreement.

6.     Covenants.

(a)     No initial news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior consent of the other party, except as may be required by applicable law, and the parties shall cooperate as to the timing and contents of any such initial announcement. Neither party shall make any further news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement beyond such initial release, except as may be required by applicable law. For purposes of clarity, nothing in this provision is intended to prohibit either party from communicating with their respective existing or potential customers, suppliers or other constituents that the transactions contemplated hereby have occurred.

(b)     Each of the parties agree that it will, without further consideration, from time to time hereafter, and at its own expense, execute and deliver such other documents, and take such other action, as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

(c)     The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Seller Assets to Buyer.

(d)     All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid equally by Seller and Buyer when due.

(e)     Buyer shall license back to Seller on a non-exclusive basis those trademarks consisting of the Intellectual Property in the Seller Assets listed in and in accordance with that certain Trademark License Agreement (the “Trademark License Agreement”) in form of Exhibit B hereto.

(f)     Buyer and Seller shall enter into a Transition Services Agreement (the “Transition Services Agreement”) simultaneously with the execution hereof in the form of Exhibit C hereto whereby Buyer shall provide Seller access to Buyer’s premises during normal business hours in order for Seller to obtain any inventory items in Buyer’s possession that are not listed on Schedule 1(a).

(g)     Seller shall terminate the Transferred Employees at or immediately prior to the Closing.

(h)     To the extent there are any Warranty Claims, Buyer shall perform the warranty repairs at cost plus a commercially reasonable mark-up, and promptly provide an invoice to Seller upon completion of such performance and Seller shall pay such invoice within thirty (30) days of receipt thereof.

(i)     Seller shall execute a written consent to the use of the name “Spire Solar” to be filed with the Corporations Division of the Commonwealth of Massachusetts (the “Consent to Use Name”) simultaneously with the execution hereof.

7.	[RESERVED].

8.	[RESERVED].

9.	Closing and Deliveries.

(a)     Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date hereof (the “Closing Date”) at 10:00 a.m. at the offices of McLane Middleton, Professional Association, 300 TradeCenter, Suite 7000, Woburn, Massachusetts 01801 or by electronic exchange of documents and signatures by portable document format (.pdf).

(b)     Deliveries by Seller. Contemporaneously with the execution hereof, the Seller shall deliver (or cause to be delivered) to Buyer the following:

(i)     The Bill of Sale and Assignment and Assumption Agreement, duly executed by the Seller;

(ii)     An intellectual property assignment and assumption agreement (the “Intellectual Property Assignment and Assumption Agreement”), in form and substance satisfactory to Buyer and its counsel, duly executed by the Seller;

(iii)     Evidence of releases of the Liens set forth on Schedule 9(b)(iii) and such other instruments of conveyance, assignment and transfer, including the Intellectual Property Assignment and Assumption Agreement, as shall be effective to convey, transfer and assign to Buyer good title to the Seller Assets, free of all Liens, duly executed by Seller;

(iv)     Copies of fully executed consents listed on Schedule 9(b)(iv) and other executed documents necessary to validly assign any Customer Contracts to Buyer or, to the extent requested by Buyer, transfer any Permits;

(v)     The Trademark License Agreement duly executed by Seller;

(vi)     Employment Agreement by and between certain key employees of Seller and Buyer all of which are listed on Schedule 9(b)(vi);

(vii)     The Transition Services Agreement duly executed by Seller;

(viii)     The Consent to Use Name, duly executed by Seller;

(ix)     A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (A) the Articles of Organization and By-laws of the Seller, (B) the resolutions of the Seller’s Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (C) the legal existence and corporate good standing of the Seller as evidenced by a certificate from the Secretary of the Commonwealth of the Commonwealth of Massachusetts and (D) the incumbency of the officers of the Seller authorized to act on behalf of the Seller, together with their specimen signatures; and

(x)     A receipt for the Purchase Price.

(c)     Deliveries by Buyer. Contemporaneously with the execution hereof, Buyer shall deliver to the Seller the following:

(i)     The payment to the Seller of the Purchase Price less the Deposit;

(ii)     The Bill of Sale and Assignment and Assumption Agreement duly executed by Buyer;

(iii)     The Intellectual Property Assignment and Assumption Agreement duly executed by Buyer;

(iv)     The Trademark License Agreement, duly executed by Buyer;

(v)     Employment Agreement by and between certain key employees of Seller and Buyer, duly executed by Buyer;

(vi)     The Transition Services Agreement duly executed by Buyer; and

(vii)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (A) the organizational documents of the Buyer, (B) the resolutions of the Board of Directors or Manager of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) the legal existence and good standing (or its equivalent) of the Buyer issued by the jurisdiction in which Buyer is formed.

10.	Non-Competition; Non-Solicitation.

(a)     For a period of five (5) years from and after the date hereof, the Seller shall not own, manage, operate, join, control, participate in or be connected with any business, business entity, or entity that acts on behalf of such a business or business entity, that develops simulator technology or manufactures products in the Product Line as such Product Line business is now conducted on a worldwide basis. Notwithstanding the foregoing, Buyer understands and agrees that (i) Seller may from time to time purchase and resell simulator equipment (the “Excepted Simulator Equipment”) as part of its retained turnkey line business including its related ingot/wafer and cell manufacturing lines (the “Retained Business”), and the purchase and resale of such Excepted Simulator Equipment shall not be deemed a breach of this Section 10(a), provided that (A) such Excepted Simulator Equipment shall only be installed in, used for, and purchased and resold in connection with, the Retained Business and (B) under no circumstance will Seller design, develop or manufacture such Excepted Simulator Equipment, and (ii) nothing in this Section 10(a) prohibits Seller from selling its Retained Business on or after the date hereof to a competitor of Buyer.

(b)     For a period of one (1) year after the date hereof, the Seller shall not solicit or recruit any employees of Seller that are employed by Buyer on or immediately following the Closing Date (the “Transferred Employees”) or solicit any Transferred Employees to terminate their employment with the Buyer.

11.     Survival of Representations. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive for a period of twelve months following the date hereof.

12.     Indemnification.

(a)     Seller Indemnification. The Seller agrees to indemnify, defend, release, and hold Buyer, including its affiliates, and all of their respective directors, officers, employees, and agents, harmless from and against any actual out-of-pocket damages, losses, penalties, interest obligations, liabilities (including tax liabilities), claims, judgments, causes of action, deficiencies, costs, and expenses (including reasonable attorney, paralegal, and investigation fees and other costs at trial and on appeal) (collectively, “Losses”) asserted against, incurred or required to be paid by the Buyer:

(i)     arising out or relating to the Retained Assets and Liabilities and the operation of the Seller's Business on or prior to the Closing Date other than as expressly assumed by Buyer under or pursuant to the terms of this Agreement and of which neither the Deductible nor the Liability Cap will apply;

(ii)     accruing prior to the date hereof, arising out of or relating to the Seller Assets being purchased by Buyer hereunder or on account of the Seller's failure to have paid, performed or observed any obligation of the Seller under any of the Customer Contracts or the Purchase Orders prior to the Closing Date, other than the Assumed Liabilities;

(iii)     arising out of or relating to the breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement or in any document or certificate delivered pursuant to or in connection with this Agreement;

(iv)     arising out of or relating to any Lien against the Seller Assets being transferred and assigned to Buyer pursuant hereto arising after the date hereof out of, or based upon, any claim against the Seller not expressly assumed by Buyer pursuant hereto;

(v)     arising out of or relating to any demands, assessments, judgments, costs, and reasonable legal and other expenses arising from or in connection with any action, suit, proceeding or claim whether brought by a third party or otherwise, including any claw back from any shareholder of Seller incident to any of the foregoing or otherwise incurred by Buyer; and

(vi)     as a result of any lawsuit against the Seller or involving any of the Seller Assets based on a cause of action arising out of relating to events occurring prior to the date hereof.

(b)     Buyer Indemnification. The Buyer agrees to indemnify, defend, release, and hold Seller, including its affiliates, and all of their respective directors, officers, employees, and agents, harmless from and against any and all Losses asserted against, incurred or required to be paid by the Seller arising out of or relating to the breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement or in any document or certificate delivered pursuant to or in connection with this Agreement.

(c)     Claims.

(i)     Third-Party Claims. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the indemnity under this Section 12 relates, the indemnified party shall promptly give the indemnifying party written notice, in reasonable detail, of any such claim. The indemnifying party shall have the right to participate in, or by giving written notice to the indemnified party, to assume the defense or settle any such claim, at its sole expense, on its own behalf and with counsel of its own choosing, which counsel shall be reasonably satisfactory to the indemnified party. In such defense or settlement of any claim, the indemnified party shall cooperate with and assist the indemnifying party to the extent reasonably possible and may participate therein with its own counsel at its own expense, and the indemnified party’s written consent shall be a requirement to any settlement and disposition thereof, which consent shall not be unreasonably withheld. Failure to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by the indemnified party, except only to the extent that such failure by the indemnified party shall result in a material prejudice to the indemnifying party. Notwithstanding the foregoing, the indemnified party may, after not less than thirty (30) days written notice to the indemnifying party, make settlement of such claim, and such settlement shall be binding on all parties for purposes of this Section 12; provided, however, that if within said 30-day period the indemnifying party shall have requested that the indemnified party not settle such claim and to deny such claim at the expense of the indemnifying party, the indemnified party shall comply with such request provided that (i) the indemnifying party shall diligently defend such claim as provided above, and (ii) in the indemnified party’s reasonable judgment failure to settle the same will not have a material adverse effect on the indemnified party.

(ii)     Direct Claims. Any claim by an indemnified Party on account of a loss which does not result from a third-party claim (a “Direct Claim”) shall be asserted by the indemnified party giving the indemnifying party prompt written notice thereof. Such notice shall describe the Direct Claim in reasonable detail. The indemnifying party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the indemnified party shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the indemnified party shall assist the indemnifying party’s investigation by giving such information and assistance as the indemnifying party or any of its professional advisors may reasonably request. If the indemnifying party does not so respond within such 30-day period, the indemnifying party shall be deemed to have rejected such claim, in which case the indemnified party shall be free to pursue such remedies as may be available to the indemnified party on the terms and subject to the provisions of this Agreement.

(d)     Limitations. Seller shall not be liable to Buyer for indemnification under Section 12(a) until the aggregate amount of losses exceeds $50,000.00 (the “Deductible”), in which event the Seller shall only be required to pay or be liable for losses in excess of such amount. In no event shall the aggregate amount of all losses for which Seller shall be liable pursuant to Section 12(a) exceed three (3) times the Purchase Price (the “Liability Cap”). Payments by Seller pursuant to Section 12(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity or contribution payment actually received by the Buyer in respect of any such claim. In no event shall any indemnifying party be liable to any indemnified party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Notwithstanding anything herein contained to the contrary, neither the Deductible nor the Liability Cap shall apply to Seller’s indemnity obligations related to (i) Seller’s representations and warranties set forth in Sections 4(a), (b), (d), (j), (k) and (q) and (ii) Sections 12(a)(i), (ii) and 12(a)(iv)-(vi).

(e)     Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims, other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement, for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 12. Nothing in this Section 12(e) shall limit any person’s right to seek any remedy on account of any fraud or intentional misrepresentation by any party hereto.

13.     Seller’s Employees. The Seller acknowledges that Buyer may, but has no legal obligation to, employ or retain any of the Seller’s employee’s after the date hereof.

14.     Miscellaneous Provisions.

(a)     Expenses. Except as otherwise expressly provided herein, each party shall be responsible for its own fees and expenses in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b)     Notice. All necessary notices, payments, demands and requests shall be in writing and shall be deemed duly given if mailed by certified mail, postage prepaid, return receipt requested, or if sent by fax copy and followed by hard copy, by regular mail dispatched on the same day via first class United States mail and addressed as follows:

IF TO SELLER:

SPIRE CORPORATION

One Patriots Park, Bedford, Massachusetts 01730

          Attn:     Rodger W. LaFavre, CEO
          Tel. No. (781) 275-6000
          Fax No. (781) 275-7470

WITH A COPY TO:

GREENBERG TRAURIG LLP

One International Place

Boston, MA 02110

Attn:     Gary Greenberg, Esq.

Tel. No. (617) 310-6013

Fax No. (617) 279-8413

IF TO BUYER:

ETERNAL SUN USA, LLC

c/o McLane Middleton, Professional Association

300 TradeCenter

Suite 7000

Woburn, Massachusetts 01801

Attn: John F. Cohan, Esq. on behalf of Chokri Mousaoui, CEO

Tel. No. (781) 904-2664

Fax No. (781) 904-2701

WITH A COPY TO:

MCLANE MIDDLETON, PROFESSIONAL ASSOCIATION

300 TradeCenter

Suite 7000

Woburn, Massachusetts 01801

Attn: John F. Cohan, Esq.

Tel. No. (781) 904-2664

Fax No. (781) 904-2701

Either party may change its address for notice by giving notice of change of address in the manner set forth above.

(c)     Headings. The headings of the Sections of this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

(d)     Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings with respect hereto. This Agreement, together with said Exhibits and Schedules, may not be amended, changed or modified except by a written instrument duly executed by the parties hereto.

(e)     Governing Law Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts without reference to such jurisdiction’s conflict of laws principles. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, IN EACH CASE LOCATED IN THE CITY OF BOSTON AND COUNTY OF SUFFOLK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(e).

(f)     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(g)     Successors and Assigns. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Neither this Agreement, nor any of the rights or obligations contained herein, may be assigned, delegated, transferred, or encumbered without the prior written consent of each of the parties hereto; provided, however, that, Buyer may assign this Agreement and the rights and obligations contained herein to an affiliate of Buyer.

(h)     Non-recourse. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto (“Representatives”) or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, nothing in this Section 14(h) or otherwise will limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud or intentional misrepresentation by any other party’s Representatives or affiliates.

(i)     Further Assurances. Each of Seller and Buyer agree, and Seller agrees to cause its subsidiaries and affiliates to perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

ETERNAL SUN USA, LLC

By:	/s/ Chokri Mousaoui
Name:	Chokri Mousaoui
Title:	Chief Executive Officer

SPIRE CORPORATION

By:	/s/ Rodger W. LaFavre
Name:	Rodger W. LaFavre
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]